Exhibit 10.4

Execution Copy

OPTION AGREEMENT

This Option Agreement (the “Agreement”) is dated this 31st day of May, 2006 (the “Effective Date”), by and between Achievement Technologies, Inc., a Delaware corporation (the “Company”), Houghton Mifflin Company, a Massachusetts corporation (“HMCo”) and Tibbar, LLC, a Delaware limited liability company, Tibbar FF, LLC, a Delaware limited liability company, Monitor Clipper Equity Partners, L.P., a Delaware limited partnership, Monitor Clipper Equity Partners (Foreign), L.P., a Delaware limited partnership and Michael Perik, an individual, the holders of a majority of the outstanding capital stock of the Company (collectively, the “Stockholders” and together with the Company, the “Sellers”). Capitalized terms set forth herein but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, the Company and HMCo are parties to the Asset Purchase Agreement (the “Purchase Agreement”), of even date herewith, by and among HMCo, the Company and the Stockholders, and the License and Services Agreement (the “License Agreement”) of even date herewith between the Company and HMCo;

WHEREAS, pursuant to the Purchase Agreement, the Company shall retain the customers under the “Following The Leaders” program (the “FTL Program”) identified on Schedule A hereto and any additional customers acquired by the Company from and after the Effective Date in accordance with this Agreement and the License Agreement (the “Retained Customers”) and certain assets and liabilities related thereto;

WHEREAS, from and after the Effective Date, the Company will continue to operate its business as it relates to the Retained Customers for its own account, including providing HMCo’s SkillsTutor educational software product, together with all modifications thereto (“SkillsTutor”) bundled with assessment software and related services to the Retained Customers (the “Retained Business”) in accordance with the License Agreement;

WHEREAS, pursuant to the License Agreement, HMCo will provide certain services to the Company in connection with the operation of the Retained Business and will license to the Company certain of the assets acquired by HMCo pursuant to the terms of the Purchase Agreement to enable the Company to operate the Retained Business; and

WHEREAS, the Company desires to grant to HMCo the option to acquire the Retained Business upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. OPERATION OF THE RETAINED BUSINESS; NEW CUSTOMERS

Notwithstanding any provision of the Purchase Agreement or any of the Ancillary Agreements to the contrary, from and after the Effective Date, the Company shall, in its sole discretion, be entitled to operate the Retained Business for its own account. Without limiting the generality of the foregoing, the parties agree that the Company shall be responsible for all obligations and liabilities of the Retained Business and shall continue to own all right, title and interest in and to the Retained Business including, without limitation, all income generated therefrom. From and after the Effective Date, the Company shall not acquire any customers in addition to those Retained Customers listed on Schedule A; provided, however, the Company may acquire:

(a) any customer that both (i) is located in Alaska, Iowa or West Virginia (collectively, the “Territory”) and (ii) will receive funding directly or be the indirect beneficiary of funding for the SkillsTutor-based product through the FTL Program or any other successor program;

(b) any customer that is identified on Schedule B as a Legacy Homeroom.com Customer or on Schedule C as a Potential Legacy Homeroom.com Customer who contracts directly with the Company to receive SkillsTutor as part of the bundled software product in accordance with the License Agreement. For purposes of this Agreement, “Customer” means any Retained Customer and any other customer acquired by the Company in accordance with this Section 1.

2. GRANT OF OPTION.

The Company hereby grants to HMCo an irrevocable and exclusive option (the “Option”) to acquire the Retained Business from the Company at HMCo’s sole and absolute discretion. The Option granted herein may be exercised by HMCo upon the terms and conditions set forth in Section 3, time being of the essence.

3. EXERCISE OF OPTION.

(a) As soon as practicable after April 1, 2007 and no later than April 30, 2007, the Company shall deliver to HMCo a current list of Retained Customers, together with a proposed budget which shall set forth the estimated expenses and income for the Retained Business for the period July 1, 2007 through June 30, 2008, along with copies of the following financial statements: (i) the unaudited monthly financial statements of the Company, including balance sheets and statements of income, retained earnings and cash flows, for the period beginning July, 1, 2006 and ending March 31, 2007; and (ii) monthly financial projections for the Company, including the projected balance sheets and statements of income, retained earnings and cash flows, for the period beginning April 1, 2007 and ending June 30, 2007. The Company shall also provide to HMCo during the period April 1, 2007 through May 31, 2007 such additional information with respect to the Retained Business as HMCo may reasonably request.

(b) HMCo may elect to exercise the Option by delivering notice of the same in writing (the “Option Exercise Notice”) to the Company at any time prior to 5:00 P.M. EST on June 15, 2007. If the Option is not exercised by such time, the Option shall automatically terminate and be of no further force and effect. The closing of the acquisition of the Assets (as defined below) used in the Retained Business by HMCo (the “Closing”) shall be subject to the Company having obtained all necessary prior consents and approvals of any third parties as may be required under the Contracts (defined below) or as required by law. The parties agree that the Closing may be delayed until all such consents and approvals have been obtained; provided, however, that the parties agree to cooperate and use reasonable efforts to obtain all such consents and approvals prior to the Closing.

(c) Subject to the terms and conditions of the License Agreement, if HMCo does not exercise the Option as set forth herein, the Company shall be permitted to continue to operate the Retained Business for its own account in its sole and absolute discretion.

4. OPTION CLOSING.

(a) Upon exercise of the Option by HMCo as set forth herein, on the Option Closing Date, HMCo shall acquire from the Company, and the Company shall sell, transfer, assign, convey and deliver over to HMCo, free and clear from all liens, claims and encumbrances, all of the Company’s right, title and interest in and to the following assets of the Company (collectively, the “Assets”):

(i) the list of all Retained Customers;

(ii) all of the Company’s right, title and interest in, to and under all contracts and agreements relating to the Retained Business which HMCo notifies the Company, in writing, at least fifteen (15) days prior to the Option Closing Date that it will acquire at Closing, subject to the Company having obtained consent to the assignment of such Contracts as, and to the extent, required thereunder (the “Contracts”);

(iii) all goodwill relating to the Retained Business;

(iv) all tangible personal property of the Company used primarily in connection with the operation of the Retained Business;

(v) all government permits, licenses, registrations and certificates relating to the Retained Business;

(vi) all files, documents, instruments, papers, books, reports, records, documentation and similar materials related to the Retained Business (but excluding duplicate copies thereof retained by the Company or its affiliates),

(vii) the Company’s trade name and all goodwill;

(viii) any Intellectual Property of the Company relating to the Retained Business and the rights to sue in law or in equity for past or future infringement or impairment of such Intellectual Property, and all rights to obtain renewals, continuances, divisions or extensions of legal protections pertaining thereto;

(ix) all cash received and accounts receivable due under the Contracts to the extent such cash and accounts receivable are associated with school years commencing after June 30, 2007; and

(x) any other assets used by the Company in connection with the operation of the Retained Business reasonably requested by HMCo to be included in the Assets.

Except for the representations and warranties contained in the Closing Certificate (as defined below), the Assets shall be transferred to HMCo on an “AS IS, WHERE IS” basis, without any representation or warranty of any nature whatsoever, express, implied or statutory, including, but not limited to, any warranty of merchantability or fitness for a particular purpose. Further, the Company is making no representations or warranties whatsoever with respect to the budget and projections delivered pursuant to Section 3(a).

(b) Except as set forth in Section 4(a), the Company is not selling, transferring, assigning, conveying or delivering over to HMCo any of its assets, including without limitation, the following assets of the Company:

(i) all cash and cash equivalents, other than cash received under the Contracts to the extent such cash is associated with school years commencing after June 30, 2007;

(ii) all accounts receivable, other than accounts receivable due under the Contracts to the extent such accounts receivable are associated with school years commencing after June 30, 2007, and all notes and other amounts due or accruing due to the Company;

(iii) all right, title and interest of the Company under this Agreement or any of the Closing Documents;

(iv) all minute books, organizational documents, stock registers and such other books and records of the Company as pertain to ownership, organization or existence of the Company and duplicate copies of such records included in the Assets;

(v) any (1) files, accounting records, internal reports, Tax records, work papers or other books and records that the Company determines are necessary or advisable to retain to complete the Company’s Tax returns, Tax audits or any other audit by governmental agencies and that the Company is otherwise required by Law to retain; provided, however, that HMCo shall have the right to make copies of any portions of such retained books and records that relate to the conduct of the Retained Business or any of the Assets or Assumed Liabilities; and (2) documents relating to proposals to acquire the business of the Company by persons other than HMCo;

(vi)	all current insurance policies of the Company or rights to proceeds thereof;

(vii) all the Company’s rights with respect to the leasehold interests relating to real property located at 313 Washington Street, Newton, Massachusetts (the “Newton Lease”);

(viii) any prepayments of insurance and any prepayments or deposits, including without limitation deposits with respect to the Newton Lease; and

(ix) any refunds of Taxes.

(c) Upon exercise of the Option and in connection with the acquisition of the Assets, HMCo shall assume, pursuant to the Assumption Agreement (as defined below), any and all liabilities and obligations arising under the Contracts from and after the Option Closing Date, including to provide licensed products and services to Customers under subscriptions therefore (collectively, the “Assumed Liabilities”).

(d) The Closing of the acquisition of the Assets hereunder shall take place at 10:00 a.m. on June 29, 2007, effective as of July 1, 2007 at 12:01 a.m., at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts, or at such other time and place as the parties may mutually agree (the “Option Closing Date”). At the Closing:

(i) The Company shall execute and deliver to HMCo an Assignment and Assumption Agreement in substantially the form of Exhibit A (the “Assignment and Assumption Agreement”), together with such other instruments and documents of conveyance, assignment and assignment as are reasonably requested by HMCo to vest in HMCo title to the Assets and for HMCo to assume the Assumed Liabilities;

(ii) The Company shall execute and deliver to HMCo, and the HMCo shall execute and deliver to the Company, a Bill of Sale in substantially the form of Exhibit B (the “Bill of Sale”);

(iii) The Company shall deliver to HMCo a certificate of an officer of the Company certifying, on behalf of the Company, that the representations and warranties set forth on Exhibit C are true and correct as of the Option Closing Date (the “Closing Certificate”); and

(iv) The Company shall execute and deliver to HMCo such other documents of assignment as may be reasonably requested by HMCo.

The Assignment Agreement, the Assumption Agreement, the Bill of Sale and the Closing Certificate, together with any other agreements, instruments, certificates, consents or documents executed and delivered by the parties pursuant to this Agreement, collectively are referred to as the “Closing Documents”.

5. CONSIDERATION.

(a) If HMCo exercises the Option, in consideration of the transfer of the Assets by the Company pursuant hereto, HMCo shall pay to the Company an amount equal to sixty percent (60%) of the aggregate Operating Profit (as defined below) generated by the Purchased Business (as defined below) during each of the five (5) Measurement Periods from and after the Option Closing Date (each such payment, an “Earnout Payment”). Each Earnout Payment shall be payable by HMCo to the Company in United States currency in immediately available funds within thirty (30) days following each anniversary of the Option Closing Date. For purposes hereof, “Operating Profit” shall mean the aggregate amount of Net Invoiced Sale Orders of the Purchased Business during each Measurement Period, less the aggregate amount of lobbying costs, consulting fees, a mutually agreed upon allocation for hosting costs, costs for customized development, direct project management costs (i.e., salary, fringe benefits and travel expenses), legal costs and any other reasonable agreed-upon costs incurred in support of the Purchased Business during such Measurement Period, determined in accordance with accounting principles customarily and consistently applied by HMCo. A “Net Invoiced Sale Order” is the amount of the sale pursuant to an invoiced purchase order, less the amount of any discounts, refunds, credits and allowances given to Customers. “Measurement Period” means each annual period from July 1 through June 30 of the following calendar year, commencing on July 1, 2007. The “Purchased Business” means the business related to the sale of SkillsTutor or any successor product based on SkillsTutor, on a stand-alone basis or bundled with assessment software and related services, to Customers in the Territory.

(b) At the time of making any Earnout Payment hereunder, HMCo shall also deliver to the Company a statement which sets forth in reasonable detail the calculation of the Operating Profit for such Measurement Period, together with all relevant information supporting such calculation (the “Payment Statement”). HMCo will also provide such other information as the Company may reasonably request. If the Company disputes in any manner the amount of the Earnout Payment, the Company will provide notice thereof to HMCo within thirty (30) days of receipt of the Payment Statement (a “Dispute Notice”), and the Company and HMCo agree that they will use good faith efforts to attempt to resolve such dispute. If the Company and HMCo are unable to resolve such dispute within fifteen (15) days of receipt by HMCo of the Dispute Notice, the parties hereby agree to appoint Deloitte & Touche (the “Accountant”) to resolve such dispute. Each of the Company and HMCo shall provide reasonable cooperation to the Accountant to assist the Accountant in resolving such dispute. The Accountant shall render a determination within sixty (60) days of its appointment hereunder. The determination of the Accountant will be final and binding on the parties, other than in the event of manifest error. If the Accountant determines that the disputed amount or any portion thereof shall be due and owing to the Company, HMCo shall promptly (and in any event, within ten (10) days of such determination) pay the Company such amount in full. The Company and HMCo shall bear equally the costs and expenses of the Accountant.

6. COVENANTS.

(a) Further Assurances. On the Option Closing Date, and from time to time thereafter, each of the Company and HMCo, at the request of the other, will execute and deliver all such assignments, assumptions, endorsements and other documents, and take such other action as the requesting party may reasonably request for the more effective transfer and assignment of the Assets, the assumption of the Assumed Liabilities and the effectiveness of the transactions contemplated by this Agreement.

(b) No Encumbrances. The Company shall not sell, pledge, lease, license, hypothecate or dispose of any of the Assets, or permit all or any part thereof to become subject to any Lien (as defined in the Purchase Agreement). The Company will not enter into any indenture, agreement, instrument or other arrangement with respect to the Assets which, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the exercise of the Option, or the benefits and rights of HMCo in its capacity as the Option holder. The Company shall not, directly or indirectly, take or omit to take any action with respect to the Assets that has or would have the effect of depriving HMCo of the ability to exercise the Option.

(c) Employment Matters. If HMCo exercises the Option, the Company shall terminate effective on the Option Closing Date any employees of the Company involved in any material respect with the operation of the Retained Business whom HMCo identifies as being employees that HMCo desires to hire as of the Option Closing Date.

(d) Consents. If HMCo exercises the Option, the Company shall use commercially reasonable efforts to obtain all required consents to the assignment of the Contracts which HMCo notifies the Company of its intent to acquire pursuant to Section 4(a)(ii) above.

(e) Customer Contracts. The Company shall not enter into any contract with Customers that has a term longer than twelve (12) months or that extends beyond October 31, 2007 without consent from HMCo.

7. INDEMNIFICATION.

(a) Survival of Representations and Warranties. The representations and warranties set forth in the Closing Certificate shall survive the Option Closing Date for a period of eighteen (18) months from the Option Closing Date; provided, however:

(i) representations and warranties with respect to which a claim is made within such eighteen (18) month period shall survive with respect to such claim until such claim is resolved;

(ii) representations and warranties set forth in Section (ix) of the Closing Certificate shall survive until the expiration of the applicable statutes of limitations (taking into account any tolling periods and other extensions); and

(iii) no claim for indemnification may be made with respect to a representation and warranty after the expiration of the applicable survival period, other than claims based on fraud.

(b) Indemnification by the Company. From and after the Option Closing Date, the Company (as an indemnifying party, an “Indemnifying Party”) covenants and agrees that it will indemnify, defend, protect, and hold harmless HMCo and each of its Affiliates (each in its capacity as an indemnified party, an “Indemnified Party”) from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation) (collectively “Damages”) incurred by such Indemnified Party as a result of or arising from:

(i) any breach of any representation or warranty of the Company set forth in the Closing Certificate (as each such representation or warranty would read if all qualifications as to materiality were deleted therefrom);

(ii) any breach or nonfulfillment by the Company of, or any noncompliance by the Company with, any covenant, agreement, or obligation contained herein or in any Closing Document;

(iii) any liabilities of the Company resulting or arising from the ownership of the Assets and the operation of the Retained Business by the Company prior to the Option Closing Date;

(iv) any Taxes of the Company of any kind relating to or arising in connection with the exercise of the Option and the transfer of the Assets to HMCo;

(v) any liability or obligation of, or any claim against, the Company not expressly assumed by HMCo hereunder; and

(vi) any failure to comply with any so-called “bulk sales law” or other similar law in any jurisdiction in respect of the transactions contemplated hereby.

HMCo shall not be entitled to indemnification for any breach by the Company of any of the Company’s representations or warranties under this Section 7(b) except to the extent the total amount for which HMCo is entitled to indemnification under this Section 7(b) in the aggregate exceeds $100,000, and the maximum aggregate indemnification for such claims shall be limited as follows: (i) the aggregate amount of indemnification for all claims made during the six month period immediately following the Closing Date (the “Initial Period”) (whether or not resolved in the Initial Period) shall not exceed the amount equal 25% of the Aggregate Purchase Price, (ii) the aggregate amount of indemnification for all claims made during the period immediately following the Initial Period until the twelve (12) month anniversary of the Closing Date (the “Subsequent Period”) (whether or not resolved in the Subsequent Period) plus the aggregate amount of indemnification for all claims made during the Initial Period shall not exceed the amount equal to 20% of the Aggregate Purchase Price, and (iii) the aggregate amount of indemnification for all claims made after the twelve (12) month anniversary of the Closing Date plus the aggregate amount of indemnification for all claims made during the Initial Period and the Subsequent Period shall not exceed the amount equal to 15% of the Aggregate Purchase Price; provided, however, that the foregoing limitations will not apply to claims for indemnification pursuant to Section 7(b) in respect of breaches of, or inaccuracies in, the following representations and warranties set forth in the Closing Certificate: (i) Corporate Organization and Standing and (ii) Corporate Authorization; Binding Agreement. It is agreed and understood that HMCo and its successors and assigns shall not be entitled to recover more than once for the same damage under this Agreement and the Purchase Agreement. Without limiting the effect of the Company Indemnification Cap with respect to each of the periods as provided for in the previous sentence, for clarity, in no event shall the maximum amount of any indemnification received by HMCo under this Section 7(b) exceed 25% of the Aggregate Purchase Price. For the purposes of this Agreement, “Aggregate Purchase Price” shall have the same meaning as that given to it in the Purchase Agreement.

The following example illustrates the application of the Company Indemnification Cap set forth in the previous paragraph: for the purposes of this example only, assume that the Aggregate Purchase Price is $20 million and does not change over time and assume that there is a claim by Buyer of $5 million in the Initial Period, a claim by Buyer of $5 million in the Subsequent Period and a claim by Buyer of $5 million after the Subsequent Period. If the claim in the Initial Period is settled at $1 million and the claim in the Subsequent Period is settled at $500,000, then the aggregate amount of the Company’s indemnification obligation for the claim after the Subsequent Period shall not exceed $1,500,000.

If HMCo is entitled to indemnification for Damages that is covered by both Section 7(b)(i) Section 7(b)(iii), HMCo hereby irrevocably elects Section 7(b)(i) as the provision under which it will receive indemnification, other than for claims based on fraud.

(c) Indemnification by HMCo. From and after the Option Closing Date, HMCo (in its capacity as an indemnifying party, an “Indemnifying Party”) covenants and agrees that it will indemnify, defend, protect and hold harmless Sellers (each in its or his capacity as an indemnified party, an “Indemnified Party”) from and against all Damages incurred by such Indemnified Parties as a result of or arising from:

(i) any breach of any representation or warranty of HMCo set forth in this Agreement (as each such representation or warranty would read if all qualifications as to materiality were deleted therefrom);

(ii) any breach or nonfulfillment by HMCo of, or noncompliance by HMCo with, any covenant, agreement or obligation contained herein or in any Closing Document delivered in connection herewith;

(iii) the ownership of the Assets and the operation of the Retained Business from and after the Option Closing Date, provided such Damages do not arise from facts and circumstances existing prior to the Option Closing Date; and

(iv) any Assumed Liability.

The Company shall not be entitled to indemnification for any breach by HMCo of any of HMCo’s representations or warranties under this Section 7(c) except to the extent the total amount for which the Company is entitled to indemnification under this Section 7(c) in the aggregate exceeds $100,000, and the maximum aggregate indemnification for such claims shall be limited as follows: (i) the aggregate amount of indemnification for all claims made during the six month period immediately following the Closing Date (the “Initial Period”) (whether or not resolved in the Initial Period) shall not exceed the amount equal 25% of the Aggregate Purchase Price, (ii) the aggregate amount of indemnification for all claims made during the period immediately following the Initial Period until the twelve (12) month anniversary of the Closing Date (the “Subsequent Period”) (whether or not resolved in the

Subsequent Period) plus the aggregate amount of indemnification for all claims made during the Initial Period shall not exceed the amount equal to 20% of the Aggregate Purchase Price, and (iii) the aggregate amount of indemnification for all claims made after the twelve (12) month anniversary of the Closing Date plus the aggregate amount of indemnification for all claims made during the Initial Period and the Subsequent Period shall not exceed the amount equal to 15% of the Aggregate Purchase Price. It is agreed and understood that the Company and its successors and assigns shall not be entitled to recover more than once for the same damage under this Agreement. Without limiting the effect of the Buyer Indemnification Cap with respect to each of the periods as provided for in the previous sentence, for clarity, in no event shall the maximum amount of any indemnification received by the Company under this Section 7(c) exceed 25% of the Aggregate Purchase Price. The Buyer Indemnification Cap in this Section is intended to work in the same manner as the Company Indemnification Cap in Section 7(b), and is illustrated by the example in Section 7(b).

(d) Third Person Claims.

(i) If any third party will notify an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnified Claim against an Indemnifying Party under this Section 7, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 7, except to the extent such delay actually prejudices the Indemnifying Party.

(ii) The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 7(d)(i). In addition, the Indemnifying Party will have the right, but not the obligation, to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (1) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (2) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (3) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (4) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (5) the Third Party Claim does not relate to or otherwise arise in connection with any Taxes or criminal or regulatory enforcement Action, (6) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be materially adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (7) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

(iii) The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (1) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (2) results in the full and general release of the Indemnified Parties from all liabilities arising or relating to, or in connection with, the Third Party Claim and (3) involves no finding or admission of any violation of any federal, state, foreign or local statute, ordinance, code, rule or regulation, or any Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing, or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

(iv) If the Indemnifying Party does not deliver the notice contemplated by clause (1), or the evidence contemplated by clause (2), of Section 7(d)(ii) within 15 days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate’ provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent. If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 7(d)(ii) is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent.

(e) Method of Payment. All claims for indemnification shall be paid in cash. Upon a final, non-appealable judgment which results in Damages to HMCo for which it would be entitled to indemnification pursuant to this Agreement, HMCo may, at its sole option and by notice in writing to the Company, elect to withhold payment of an amount equal to the amount of such Damages from amounts owing by HMCo under this Agreement. Any amounts withheld by HMCo pursuant to this Section 7(e) will be deemed to satisfy the obligations of the Company to

HMCo pursuant to this Section 7(e) to the extent of the amount so withheld. If a court of competent jurisdiction finds in a non-appealable judgment that the aggregate amount withheld pursuant to this Section 7(e) exceeds the amount of Damages suffered by HMCo for which it is entitled to indemnification under this Agreement, HMCo shall promptly pay the amount of such excess to the Company, plus interest accruing on such amount from the date such amount first becomes due at an annual rate equal to the Prime Rate as published in the Eastern Edition of The Wall Street Journal under the heading “Money Rates”.

(f) Guarantee. The Stockholders hereby agree to guarantee, severally and not jointly, the indemnification obligation of the Company pursuant to Section 7(b), such that each Stockholder shall be responsible for such Stockholder’s pro rata share as set forth on Schedule 7(f) (with respect to each Stockholder, such Stockholder “Pro Rata Share”) of any such indemnification obligation, subject to all of the limitations on indemnification set forth herein. In the event that HMCo seeks to enforce such guarantee hereunder, each of the Stockholders shall be deemed to be an Indemnifying Party for all purposes as set forth in this Section 7.

(g) Sole and Exclusive Remedy; Maximum Liability. Notwithstanding any provision of this Agreement to the contrary, (i) the sole and exclusive remedy for any and all Actions (including, without limitation, any indemnification obligation arising under this Section 7) arising out or relating to this Agreement, or the transactions contemplated hereby, shall be the indemnification provisions set forth in this Section 7; and (ii) (A) the maximum aggregate liability of the Company pursuant to this Agreement shall be equal to the amount paid or payable by HMCo to the Company under this Agreement; and (B) the maximum aggregate liability of each Stockholder pursuant to Section 7(b) of this Agreement shall be such Stockholder’s Pro Rata Share of the amount paid or payable by HMCo to the Company under this Agreement; provided, however, that nothing contained herein shall limit the remedies of any party in respect of fraud committed by any other party in connection herewith or prohibit any party from bringing an action to specifically enforce any provision of this Agreement.

8. NONCOMPETITION

If HMCo exercises the Option, from a period beginning on the Option Closing Date and ending June 30, 2012, the Company will not engage directly or indirectly in any business, venture or activity which competes with the Retained Business (including parts and accessories thereof) being conducted at the Option Closing Date by the Company or relating to products performing functions similar to the products sold by the Company as of the Option Closing Date (a “Restricted Activity”), other than conduct with respect to the Retained Business as contemplated by this Agreement, the Ancillary Agreements, the Option Agreement and the License Agreement; provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation will be deemed to be so engaged solely by reason thereof in a Restricted Activity. For a period beginning on the Option Closing Date and ending June 30, 2012, the Company will not recruit, offer employment to, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of the HMCo or its affiliates engaged in the operation of the Retained Business or a substantially similar business to leave the employ of HMCo or its affiliates. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section

8 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9. NOTICES.

Any notices required or permitted by the terms of this Agreement shall be given by overnight delivery by recognized courier service, or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, addressed as follows:

If to the Company, to:	Achievement Technologies, Inc. 313 Washington Street, Suite 225 Newton, MA 02458 Attn: Chief Executive Officer Facsimile: 617-969-3597

If to HMCo, to:	Houghton Mifflin Company 222 Berkley Street Boston, MA 02116 Attn: General Counsel Facsimile: 617-351-5014

or to such other address(es) of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given: one (1) business day following delivery by the sender to a recognized courier service, five (5) business days following mailing by certified mail, or immediately upon receipt of confirmation of facsimile transmission.

10. SALE OF PURCHASED BUSINESS; SUCCESSORS AND ASSIGNS.

(a) If the Option is exercised, HMCo may not sell, transfer, assign or otherwise dispose of all or any material portion of the Purchased Business to any transferee, whether by sale of assets or stock, merger or otherwise without the prior consent of the Company (which shall not be unreasonably withheld); provided, however, that the Company’s consent shall not be required where:

(i) the transferee assumes HMCo’s obligations under this Agreement; and

(ii) HMCo provides reasonable evidence to the Company that the proposed transferee has sufficient assets to meet its assumed obligations under this Agreement.

(b) This Agreement and the rights of the parties hereunder may not be assigned and shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns and the heirs and legal representatives of any individual party hereto. Notwithstanding the foregoing, it is understood and agreed that (i) HMCo may assign this Agreement without the consent of any other party to any entity that is a direct or indirect wholly-owned subsidiary of HMCo; provided that any such entity shall automatically succeed to the rights, powers and duties of HMCo hereunder and that no such assignment by HMCo shall relieve the HMCo from any obligation or liability under this Agreement, and (ii) the Company may assign this Agreement only with the consent of HMCo (which consent shall not be unreasonably withheld); provided, however, that the Company may assign this Agreement without the consent of HMCo in connection with the liquidation and dissolution of the Company at any time (x) after termination of the Option, if the Option is not exercised, or (y) after the Option Closing date, if the Option is exercised.

11. MISCELLANEOUS.

(a) This Agreement shall be construed in accordance with and governed for all purposes by the laws of the Commonwealth of Massachusetts; (b) this Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral; (c) this Agreement may not be modified except by a writing signed by each of the parties; (d) the parties hereto agree that only the Massachusetts courts, either federal or state, shall have jurisdiction over this Agreement and any controversies arising out of this Agreement; (e) in case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement but this Agreement shall be construed as if such invalid, illegal or other unenforceable provision had never been contained herein; (f) this Agreement shall be binding upon the and shall inure to the benefit of the parties hereto and their successors and permitted assigns; and (g) this Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the date first written above.

COMPANY:

ACHIEVEMENT TECHNOLOGIES, INC.

By:	/s/ Michael Perik
Name:
Title:

HMCo:

HOUGHTON MIFFLIN COMPANY

By	/s/ Stephen Richards
Name:	Stephen Richards
Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer

STOCKHOLDERS:

/s/ Michael Perik
Michael Perik, Individually

Signature page to Option Agreement

TIBBAR, LLC

By	/s/ Todd M. Abbrecht
Name:
Title:

TIBBAR FF, LLC

By	/s/ Todd M. Abbrecht
Name:
Title:

Signature page to Option Agreement

MONITOR CLIPPER EQUITY PARTNERS, L.P.
By:	Monitor Clipper Partners, L.P., its general partner

By	/s/ April Evans
Name:	April Evans
Title:	CFO

MONITOR CLIPPER EQUITY PARTNERS (FOREIGN), L.P.
By:	Monitor Clipper Partners, L.P.,
its general partner

By	/s/ April Evans
Name:	April Evans
Title:	CFO

Signature page to Option Agreement

SCHEDULE A

RETAINED CUSTOMERS

Site Code	Site Name	STATE	District
PA000407	Whaley School	AK	Anchorage School District
PA000569	Creekside Park Elementary	AK	Anchorage School District
PA000597	Benny Benson	AK	Anchorage School District
PA000600	Fairview Elementary	AK	Anchorage School District
PA000601	Gruening Middle School	AK	Anchorage School District
PA000604	Mountain View Elementary	AK	Anchorage School District
PA000605	Muldoon Elementary	AK	Anchorage School District
PA000606	Ptarmigan Elementary	AK	Anchorage School District
PA000607	Romig Middle School	AK	Anchorage School District
PA000608	Ursa Minor Elementary	AK	Anchorage School District
PA000609	Willow Crest Elementary	AK	Anchorage School District
PA000959	Eagle River Elementary	AK	Anchorage School District
PA000960	Clark Middle School	AK	Anchorage School District
PA000994	Wendler Middle School	AK	Anchorage School District
PA000002	Crawford Elementary School	AK	Fairbanks-N Star Boro Sch Dist
PA000005	Nordale Elementary School	AK	Fairbanks-N Star Boro Sch Dist
PA000007	Ryan Middle School	AK	Fairbanks-N Star Boro Sch Dist
PA000008	Tanana Middle School	AK	Fairbanks-N Star Boro Sch Dist
PA000340	Anne Wien Elementary School	AK	Fairbanks-N Star Boro Sch Dist
PA000342	Badger Road Elementary School	AK	Fairbanks-N Star Boro Sch Dist
PA000343	Barnette Elementary School	AK	Fairbanks-N Star Boro Sch Dist
PA000345	Denali Elementary School	AK	Fairbanks-N Star Boro Sch Dist
PA000353	North Pole High School	AK	Fairbanks-N Star Boro Sch Dist
PA000355	Pearl Creek Elementary School	AK	Fairbanks-N Star Boro Sch Dist
PA000356	Randy Smith Middle School	AK	Fairbanks-N Star Boro Sch Dist
PA000357	Ticasuk Brown Elementary School	AK	Fairbanks-N Star Boro Sch Dist
PA000359	University Park Elementary Sch	AK	Fairbanks-N Star Boro Sch Dist
PA000828	Hunter Elementary	AK	Fairbanks-N Star Boro Sch Dist
PA000965	Fairbanks Institute	AK	Fairbanks-N Star Boro Sch Dist
PA000566	Interior Distance Education of AK (IDEA)	AK	Galena City School District
PA000748	Galena City School	AK	Galena City School District
PA000749	PERS	AK	Galena City School District
PA000928	International IDEA	AK	Galena City School District
PA000451	Kalifornsky Beach Elem	AK	Kenai Peninsula Borough Sch Dist
PA000452	Soldotna Middle School	AK	Kenai Peninsula Borough Sch Dist
PA000453	Soldotna High School	AK	Kenai Peninsula Borough Sch Dist
PA000454	Redoubt Elem	AK	Kenai Peninsula Borough Sch Dist
PA000570	Aurora Borealis Charter School	AK	Kenai Peninsula Borough Sch Dist
PA000610	Chapman School	AK	Kenai Peninsula Borough Sch Dist
PA000611	Connections	AK	Kenai Peninsula Borough Sch Dist
PA000614	Homer Flex School	AK	Kenai Peninsula Borough Sch Dist
PA000615	Homer High School	AK	Kenai Peninsula Borough Sch Dist
PA000616	Homer Middle School	AK	Kenai Peninsula Borough Sch Dist
PA000619	Kenai Alternative High School	AK	Kenai Peninsula Borough Sch Dist

PA000620	Kenai Central High School	AK	Kenai Peninsula Borough Sch Dist
PA000621	Kenai Middle School	AK	Kenai Peninsula Borough Sch Dist
PA000622	McNeil Canyon Elementary	AK	Kenai Peninsula Borough Sch Dist
PA000624	Mt. View Elementary	AK	Kenai Peninsula Borough Sch Dist
PA000627	Nikiski Middle/Sr. High School	AK	Kenai Peninsula Borough Sch Dist
PA000628	Nikolaevsk School	AK	Kenai Peninsula Borough Sch Dist
PA000629	Ninilchik School	AK	Kenai Peninsula Borough Sch Dist
PA000630	Nikiski North Star Elementary	AK	Kenai Peninsula Borough Sch Dist
PA000635	Seward Elementary	AK	Kenai Peninsula Borough Sch Dist
PA000636	Seward High School	AK	Kenai Peninsula Borough Sch Dist
PA000637	Seward Middle School	AK	Kenai Peninsula Borough Sch Dist
PA000638	Soldotna Montessori Charter Sch	AK	Kenai Peninsula Borough Sch Dist
PA000640	Sterling Elementary	AK	Kenai Peninsula Borough Sch Dist
PA000642	Tebughna School	AK	Kenai Peninsula Borough Sch Dist
PA000643	Tustumena Elementary	AK	Kenai Peninsula Borough Sch Dist
PA000645	West Homer Elementary	AK	Kenai Peninsula Borough Sch Dist
PA000646	Skyview High School	AK	Kenai Peninsula Borough Sch Dist
PA000647	Soldotna Elementary School	AK	Kenai Peninsula Borough Sch Dist
PA000741	Kenai Peninsula Youth Facility	AK	Kenai Peninsula Borough Sch Dist
PA000934	Across the Bay	AK	Kenai Peninsula Borough Sch Dist
PA000935	Head of the Bay	AK	Kenai Peninsula Borough Sch Dist
PA000936	Kenai Small Schools	AK	Kenai Peninsula Borough Sch Dist
PA000001	Old Harbor School	AK	Kodiak Island Boro School Dist
PA000003	East Elementary School	AK	Kodiak Island Boro School Dist
PA000006	North Star Elementary School	AK	Kodiak Island Boro School Dist
PA000288	Akhiok School	AK	Kodiak Island Boro School Dist
PA000289	Chiniak School	AK	Kodiak Island Boro School Dist
PA000292	Ouzinkie School	AK	Kodiak Island Boro School Dist
PA000293	Kodiak Regional Learning Center	AK	Kodiak Island Boro School Dist
PA000294	Port Lions School	AK	Kodiak Island Boro School Dist
PA000295	Larsen Bay School	AK	Kodiak Island Boro School Dist
PA000296	Kodiak Middle School	AK	Kodiak Island Boro School Dist
PA000297	Main Elementary School	AK	Kodiak Island Boro School Dist
PA000298	Peterson Elementary School	AK	Kodiak Island Boro School Dist
PA000409	Akula Elitnaurvik School	AK	Lower Kuskokwim School Dist
PA000410	Ayaprun School	AK	Lower Kuskokwim School Dist
PA000411	Bethel Alternative Boarding School	AK	Lower Kuskokwim School Dist
PA000412	Bethel Regional High School	AK	Lower Kuskokwim School Dist
PA000413	Kilbuck Elementary School	AK	Lower Kuskokwim School Dist
PA000414	Eek School	AK	Lower Kuskokwim School Dist
PA000416	Qugcuun Memorial School	AK	Lower Kuskokwim School Dist
PA000417	Nuniwaarmiut School	AK	Lower Kuskokwim School Dist
PA000457	Rocky Mountain School	AK	Lower Kuskokwim School Dist
PA000509	Akuik Memorial School	AK	Lower Kuskokwim School Dist
PA000568	Anna Tobeluk School	AK	Lower Kuskokwim School Dist
PA000651	Ayaprun Elitnaurvik Yupik Immersion	AK	Lower Kuskokwim School Dist
PA000653	Chaptnguak School	AK	Lower Kuskokwim School Dist
PA000654	Chief Paul Memorial School	AK	Lower Kuskokwim School Dist
PA000655	Dick R Kiunya Memorial School	AK	Lower Kuskokwim School Dist
PA000656	Joann A. Alexie Memorial School	AK	Lower Kuskokwim School Dist

PA000657	Ket’achik/Aapalluk Memorial Sch	AK	Lower Kuskokwim School Dist
PA000658	Kuinerrarmiut Elitnaurviat	AK	Lower Kuskokwim School Dist
PA000659	Kwigillingok School	AK	Lower Kuskokwim School Dist
PA000660	Lewis Angapak School	AK	Lower Kuskokwim School Dist
PA000661	Nelson Island Area Schools	AK	Lower Kuskokwim School Dist
PA000662	Nightmute School	AK	Lower Kuskokwim School Dist
PA000663	Paul T. Albert School	AK	Lower Kuskokwim School Dist
PA000664	William Miller Memorial School	AK	Lower Kuskokwim School Dist
PA000665	Z. John Williams School	AK	Lower Kuskokwim School Dist
PA000408	Houston Middle School	AK	Mat-Su Borough School Dist
PA000505	Houston High School	AK	Mat-Su Borough School Dist
PA000506	Meadow Lakes Elementary	AK	Mat-Su Borough School Dist
PA000507	Willow Elementary	AK	Mat-Su Borough School Dist
PA000510	Big Lake Elementary School	AK	Mat-Su Borough School Dist
PA000567	Cottonwood Creek Elementary	AK	Mat-Su Borough School Dist
PA000666	Burchell High School	AK	Mat-Su Borough School Dist
PA000667	Colony Middle School	AK	Mat-Su Borough School Dist
PA000668	Goose Bay Elementary School	AK	Mat-Su Borough School Dist
PA000669	Mid-Valley High School	AK	Mat-Su Borough School Dist
PA000670	Susitna Valley Jr/Sr High School	AK	Mat-Su Borough School Dist
PA000671	Talkeetna Elementary School	AK	Mat-Su Borough School Dist
PA000673	Teeland Middle School	AK	Mat-Su Borough School Dist
PA000674	Trapper Creek Elementary	AK	Mat-Su Borough School Dist
PA000784	ASPEN	AK	Mat-Su Borough School Dist
PA000794	Valley Pathways	AK	Mat-Su Borough School Dist
PA001001	Palmer Junior Middle School	AK	Mat-Su Borough School Dist
PA001012	Correspondence Study School	AK	Mat-Su Borough School Dist
PA001013	Nome Beltz Jr/Sr High School	AK	Nome Public Schools
PA001014	Nome Elementary School	AK	Nome Public Schools
PA000943	AHST Elementary	IA	AHST CSD
PA000518	Albia High School	IA	Albia Community SD
PA000519	Albia Junior High School	IA	Albia Community SD
PA000521	Lincoln Center	IA	Albia Community SD
PA000803	Alburnett Elementary	IA	Alburnett School District
PA000804	Alburnett Jr/Sr High School	IA	Alburnett School District
PA000787	Alta Middle School	IA	Alta Community SD
PA000788	Alta Elementary School	IA	Alta Community SD
PA000789	Alta High School	IA	Alta Community SD
PA000986	Parkview MS	IA	Ankeny SD
PA000882	Atlantic Middle School	IA	Atlantic CSD
PA000883	Schuler Elementary School	IA	Atlantic CSD
PA000921	Audubon Elementary	IA	Audubon CSD
PA000922	Audubon High School	IA	Audubon CSD
PA000923	Audubon Middle School	IA	Audubon CSD
PA000701	Central Elementary	IA	Belle Plaine Community SD
PA000927	Bennett Elementary School	IA	Bennett CSD
PA000685	Keystone Elementary School	IA	Benton Community School District
PA000686	Benton Community Middle School	IA	Benton Community School District
PA000687	Benton Community Senior High School	IA	Benton Community School District
PA000820	Atkins Elementary School	IA	Benton Community School District

PA000821	Norway Elementary School	IA	Benton Community School District
PA000976	Brooklyn Elementary School	IA	BGM CSD
PA000977	BGM- Jr-Sr High	IA	BGM CSD
PA000919	CAM Elementary	IA	C and M CSD
PA000920	CAM Middle School	IA	C and M CSD
PA000763	CAL Elementary School	IA	CAL Community SD
PA000764	CAL Dows High School	IA	CAL Community SD
PA000874	Calamus-Wheatland Secondard Att Ctr	IA	Calamus-Wheatland
PA000875	Calamus-Wheatland Elementary	IA	Calamus-Wheatland
PA000942	Camanche Middle School	IA	Camanche CSD
PA000931	Carlisle High School	IA	Carlisle
PA000590	Carlisle Elementary School	IA	Carlisle Community School District
PA000591	Carlisle Junior High School	IA	Carlisle Community School District
PA000950	Hartford Middle School	IA	Carlisle CSD
PA000511	Adams Elementary School	IA	Carroll Community School District
PA000520	Carroll Middle School	IA	Carroll Community School District
PA000592	Fairview Elementary	IA	Carroll Community School District
PA000805	Central City School	IA	Central City School District
PA000819	Central City High School	IA	Central City School District
PA000953	Central Decatur MS/HS	IA	Central Decatur CSD
PA000954	North Elementary School	IA	Central Decatur CSD
PA000955	South Elementary School	IA	Central Decatur CSD
PA000829	Charles City Middle School	IA	Charles City Comm Sch Dist
PA000996	Cherokee Middle School	IA	Cherokee SD
PA000997	Washington High School	IA	Cherokee SD
PA000801	Garfield Elementary	IA	Clarinda School District
PA000802	Clarinda Middle School	IA	Clarinda School District
PA000884	Clarinda High School	IA	Clarinda School District
PA000675	Clarke Sr High School	IA	Clarke Community School District
PA000676	Clarke Elementary	IA	Clarke Community School District
PA000904	Clarke Jr High School	IA	Clarke Community School District
PA000961	Amana Elementary School	IA	Clear Creek-Amana CSD
PA000962	Clear Creek Elementary School (Oxford)	IA	Clear Creek-Amana CSD
PA000970	Clear Creek-Amana High School	IA	Clear Creek-Amana CSD
PA000971	Clear Creek-Amana Middle School	IA	Clear Creek-Amana CSD
PA000998	Clear Creek Elementary School (Clear Lake)	IA	Clear Lake CSD
PA000999	Clear Lake High School	IA	Clear Lake CSD
PA001000	Clear Lake Middle School	IA	Clear Lake CSD
PA000947	Colifax-Mingo Elementary	IA	Colfax-Mingo Schools
PA000948	Colifax-Mingo Middle School	IA	Colfax-Mingo Schools
PA000949	Colifax-Mingo High School	IA	Colfax-Mingo Schools
PA000867	Roundy Elementary School	IA	Columbus CSD
PA000868	Columbus Community High School	IA	Columbus CSD
PA000869	Columbus Community Middle School	IA	Columbus CSD
PA000697	Corning Junior High School	IA	Corning Community School District
PA000698	Corning High School	IA	Corning Community School District
PA000532	Creston Elementary School	IA	Creston Community School District
PA000533	Creston Community High School	IA	Creston Community School District
PA000534	Creston Middle School	IA	Creston Community School District
PA000535	High Lakes County Academy High School	IA	Creston Community School District

PA000478	Grimes Elem	IA	Dallas Center-Grimes Comm Sch
PA000479	Dallas Center-Grimes MS	IA	Dallas Center-Grimes Comm Sch
PA000480	Dallas Center-Grimes HS	IA	Dallas Center-Grimes Comm Sch
PA000481	Dallas Center Elem	IA	Dallas Center-Grimes Comm Sch
PA000910	Frank L Smart Intermediate	IA	Davenport CSD
PA000911	Walcott Intermediate	IA	Davenport CSD
PA000917	Monroe Elementary School	IA	Davenport CSD
PA000918	JB Young Intermediate	IA	Davenport CSD
PA000895	Delwood Elementary School	IA	Delwood CSD
PA000717	Brody Middle School	IA	Des Moines Public SD
PA000718	Callanan Middle School	IA	Des Moines Public SD
PA000719	Harding Middle School	IA	Des Moines Public SD
PA000720	East High School	IA	Des Moines Public SD
PA000721	Goodrell Middle School	IA	Des Moines Public SD
PA000722	Hiatt Middle School	IA	Des Moines Public SD
PA000723	Hoover High School	IA	Des Moines Public SD
PA000724	Hoyt Middle School	IA	Des Moines Public SD
PA000725	Lincoln High School	IA	Des Moines Public SD
PA000726	McCombs Middle School	IA	Des Moines Public SD
PA000727	Meredith Middle School	IA	Des Moines Public SD
PA000728	North High School	IA	Des Moines Public SD
PA000729	Roosevelt High School	IA	Des Moines Public SD
PA000730	Weeks Middle School	IA	Des Moines Public SD
PA000731	Merrill Middle School	IA	Des Moines Public SD
PA000732	Orchard Place	IA	Des Moines Public SD
PA000757	Scavo Alternative High School	IA	Des Moines Public SD
PA000758	Des Moines Schools Home Instruction	IA	Des Moines Public SD
PA000762	Moultron Elementary School	IA	Des Moines Public SD
PA000779	Des Moinses Interagency Programs	IA	Des Moines Public SD
PA000932	Wilkie House	IA	Des Moines Public SD
PA000937	PACE	IA	Des Moines Public SD
PA000885	Diagnol Elementary	IA	Diagnol CSD
PA000886	Diagnol Jr-Sr High School	IA	Diagnol CSD
PA000765	Dows Elementary School	IA	Dows SD
PA000944	Durant Middle School	IA	Durant CSD
PA000900	East Central High School	IA	East Central CSD
PA000901	Miles Elementary Center	IA	East Central CSD
PA000902	Sabula Elementary School	IA	East Central CSD
PA000903	Sabula Middle School	IA	East Central CSD
PA000946	East Union Jr/Sr High School	IA	East Union CSD
PA000978	English Valleys Elem School	IA	English Valleys CSD
PA000979	English Valleys Jr-Sr High	IA	English Valleys CSD
PA000982	Garner Hayfield Middle School	IA	Garner-Hayfield CSD
PA000842	George-Little Rock Elementary	IA	George-Little Rock SD
PA000843	George-Little Rock MS	IA	George-Little Rock SD
PA000967	Guthrie Center Elementary	IA	Guthrie Center CSD
PA000968	Guthrie Center High School	IA	Guthrie Center CSD
PA000969	Guthrie Center Jr HS	IA	Guthrie Center CSD
PA000844	Harris-Lake Park Elementary	IA	Harris-Lake Park SD
PA000845	Harris-Lake Park MS/HS	IA	Harris-Lake Park SD

PA000980	HLV Elementary School	IA	HLV CSD
PA000981	HLV Jr-Sr High	IA	HLV CSD
PA000983	Hudson Elementary School	IA	Hudson CSD
PA000984	Hudson High School	IA	Hudson CSD
PA000985	Hudson Middle School	IA	Hudson CSD
PA000699	Interstate 35 High School	IA	I-35 Community SD
PA000700	Interstate 35 Elementary School	IA	I-35 Community SD
PA000702	Interstate 35 Middle School	IA	I-35 Community SD
PA000963	Iowa Valley Elementary School	IA	Iowa Valley CSD
PA000964	Iowa Valley Jr-Sr High School	IA	Iowa Valley CSD
PA000912	Jesup Elementary	IA	Jesup CSP
PA000913	Jesup Middle School	IA	Jesup CSP
PA000914	Jesup High School	IA	Jesup CSP
PA000887	Lenox High School	IA	Lenox CSD
PA000740	Libson Elementary School	IA	Lisbon Community School District
PA000924	Lisbon Middle School	IA	Lisbon Community School District
PA000851	Louisa Muscatine Secondary	IA	Louisa Muscatine SD
PA000852	Louisa Muscatine Elementary School	IA	Louisa Muscatine SD
PA000888	Manning Elementary	IA	Manning CSD
PA000889	Manning Junior High School	IA	Manning CSD
PA000933	Maquoket MS	IA	Maquoketa CSD
PA000908	Marcus-Meriden Cleghorn Middle School	IA	Marcus-Meriden-Cleghorn CSD
PA000865	Martensdale Elementary	IA	Martensdale-St Mary’s
PA000866	Martensdale-St Mary’s Jr-Sr HS	IA	Martensdale-St Mary’s
PA000856	Orange City Elementary	IA	MOC-Floyd Valley
PA000857	Alton Middle School	IA	MOC-Floyd Valley
PA000858	Hospers Elementary	IA	MOC-Floyd Valley
PA000859	Moc-Floyd Valley High School	IA	MOC-Floyd Valley
PA000648	Moravia Elementary School	IA	Moravia Community School District
PA000649	Moravia Secondary School	IA	Moravia Community School District
PA000733	Morning Sun Elementary School	IA	Morning Sun School District
PA000688	Mount Ayr Elementary School	IA	Mount Ayr Community School District
PA000689	Mount Ayr High School	IA	Mount Ayr Community School District
PA000522	Mount Vernon Middle School	IA	Mount Vernon SD
PA000759	Murray Elementary	IA	Murray Community SD
PA000760	Murray Jr/Sr High School	IA	Murray Community SD
PA000872	New London MS/HS	IA	New London CSD
PA000873	Clarke Elementary School	IA	New London CSD
PA000846	Newell-Fonda Middle School	IA	Newell-Fonda SD
PA000847	Newell-Fonda Lower Elementary	IA	Newell-Fonda SD
PA000848	Newell-Fonda Upper Elementary	IA	Newell-Fonda SD
PA000849	Newell-Fonda High School	IA	Newell-Fonda SD
PA000696	West Elementary School	IA	Nodaway Valley Community School District
PA000905	North Iowa Elementary Buffalo Center	IA	North Iowa CSD
PA000906	North Iowa High School	IA	North Iowa CSD
PA000907	North Iowa Middle School	IA	North Iowa CSD
PA000678	North Polk Central Elementary	IA	North Polk Community School Dist
PA000679	North Polk Jr/Sr High School	IA	North Polk Community School Dist
PA000680	North Polk West Elementary	IA	North Polk Community School Dist
PA000823	Alan Shepard Elementary	IA	North Scott SD

PA000824	Edward White Elementary	IA	North Scott SD
PA000825	John Glenn Elementary	IA	North Scott SD
PA000826	Neil Armstrong Elementary	IA	North Scott SD
PA000827	North Scott Junior High School	IA	North Scott SD
PA000837	Virgil Grissom Elementary School	IA	North Scott SD
PA000915	Northeast Elementary School	IA	Northeast CSD
PA000916	Northeast Secondar School	IA	Northeast CSD
PA000390	Oviatt Elementary School	IA	Norwalk Comm School District
PA000391	Norwalk Middle School	IA	Norwalk Comm School District
PA000392	Lakewood Elementary School	IA	Norwalk Comm School District
PA000870	Wings Park Elementary School	IA	Oelwein CSD
PA000871	Oelwein Middle School	IA	Oelwein CSD
PA000890	Orient-Macksburg Elementary	IA	Orient-Macksburg CSD
PA000891	Orient-Macksburg MS/HS	IA	Orient-Macksburg CSD
PA000958	Prescott Community School	IA	Prescott CSD
PA000876	Preston Elementary School	IA	Preston CSD
PA000877	Preston High School	IA	Preston CSD
PA000972	Rock Valley Elementary	IA	Rock Valley CSD
PA000892	Sergeant Bluffs-Luton Middle School	IA	Sergeant Bluffs-Luton CSD
PA000879	Sheldon Middle School	IA	Sheldon CSD
PA000880	East Elementary School	IA	Sheldon CSD
PA000973	Sioux Center Middle School	IA	Sioux Center CSD
PA000974	Sioux Center High School	IA	Sioux Center CSD
PA000975	Kinsey Elementary School	IA	Sioux Center CSD
PA000838	South Page Schools	IA	South Page SD
PA000992	Southwest Webster High School	IA	Southeast Webster SD
PA000993	Southeast Webster Middle School	IA	Southeast Webster SD
PA000739	Storm Lake High School	IA	Storm Lake Community School District
PA000990	Titonka Elementary School	IA	Titonka SD
PA000991	Titonka Middle School	IA	Titonka SD
PA000893	United Community	IA	United CSD
PA000681	Van Meter Junior/Senior High School	IA	Van Meter Community School District
PA000682	Van Meter Elementary School	IA	Van Meter Community School District
PA001015	Ventura Elementary School	IA	Ventura CSD
PA001016	Ventura Jr-Sr High School	IA	Ventura CSD
PA000738	Enarson Elementary School	IA	Villisca Community School District
PA000956	Wapello Elementary School	IA	Wapello CSD
PA000957	Wapello Secondary School	IA	Wapello CSD
PA000863	Readlyn Elem School	IA	Wapsie Valley CSD
PA000864	Fairbank Eleme School	IA	Wapsie Valley CSD
PA000894	West Bend-Mallard Elementary	IA	West Bend-Mallard CSD
PA000938	West Burlington Elem School	IA	West Burlington CSD
PA000939	West Burlington Jr/Sr HS	IA	West Burlington CSD
PA000703	West Central Valley Middle School	IA	West Central Valley of Stuart Community SD
PA000839	Dexter Elementary	IA	West Central Valley SD
PA000840	Menlo Elementary	IA	West Central Valley SD
PA001017	West Liberty High School	IA	West Liberty CSD
PA001018	West Liberty Middle School	IA	West Liberty CSD
PA000878	West Monona Middle School	IA	West Monona CSD
PA000988	Whiting Elementary School	IA	Whiting SD

PA000989	Whiting Senior High School	IA	Whiting SD
PA000940	Woodward Granger MS	IA	Woodward Granger CSD
PA000941	Woodward Granger ES	IA	Woodward Granger CSD
PA000951	Wilton Elementary School	IA	Wilton CSD
PA000798	Clay Elementary School	WV	Clay County School District
PA000799	Clay County High School	WV	Clay County School District
PA000800	Clay County Middle School	WV	Clay County School District
PA000062	Dunbar Middle School	WV	Kanawha County School District
PA000065	George Weimer Elementary Sch	WV	Kanawha County School District
PA000067	Hayes Junior High School	WV	Kanawha County School District
PA000070	Kanawha City Elementary School	WV	Kanawha County School District
PA000071	McKinley Junior High School	WV	Kanawha County School District
PA000072	Piedmont Elementary School	WV	Kanawha County School District
PA000074	Sissonville Middle School	WV	Kanawha County School District
PA000076	Stonewall Jackson Jr High Sch	WV	Kanawha County School District
PA000264	South Charleston Middle School	WV	Kanawha County School District
PA000265	Riverside High School	WV	Kanawha County School District
PA000266	Mary Ingles Elementary School	WV	Kanawha County School District
PA000267	Malden Elementary School	WV	Kanawha County School District
PA000268	Holz Elementary School	WV	Kanawha County School District
PA000269	Elkview Middle School	WV	Kanawha County School District
PA000270	East Bank Middle School	WV	Kanawha County School District
PA000272	Cedar Grove Community School	WV	Kanawha County School District
PA000273	Bridgeview Elementary School	WV	Kanawha County School District
PA000274	Andrew Jackson Middle School	WV	Kanawha County School District
PA000545	Alban Elementary School	WV	Kanawha County School District
PA000548	Anne Bailey Elementary School	WV	Kanawha County School District
PA000551	Bridge Elementary School	WV	Kanawha County School District
PA000553	Chamberlain Elementary School	WV	Kanawha County School District
PA000554	Chesapeake Elementary School	WV	Kanawha County School District
PA000555	Flinn Elementary School	WV	Kanawha County School District
PA000562	Pratt Elementary School	WV	Kanawha County School District
PA000565	Weberwood Elementary School	WV	Kanawha County School District
PA000736	Dunbar Intermediate School	WV	Kanawha County School District
PA000743	Sissonville Elementary School	WV	Kanawha County School District
PA000746	Kenna Elementary School	WV	Kanawha County School District
PA000063	Dupont Middle School	WV	Kanawha County School District
PA000064	Elk Elementary School	WV	Kanawha County School District
PA000066	Glenwood Elementary School	WV	Kanawha County School District
PA000068	Horace Mann Junior High School	WV	Kanawha County School District
PA000069	John Adams Junior High School	WV	Kanawha County School District
PA000073	Sissonville High School	WV	Kanawha County School District
PA000075	Saint Albans High School	WV	Kanawha County School District
PA000263	Herbert Hoover High School	WV	Kanawha County School District
PA000271	Cross Lanes Elementary	WV	Kanawha County School District
PA000321	South Charleston High School	WV	Kanawha County School District
PA000322	Capital High School	WV	Kanawha County School District
PA000539	Chandler Elementary School	WV	Kanawha County School District
PA000546	Alum Elementary School	WV	Kanawha County School District
PA000547	Andrews Heights Elementary School	WV	Kanawha County School District

PA000549	Belle Elementary School	WV	Kanawha County School District
PA000550	Bonham Elementary School	WV	Kanawha County School District
PA000556	Marmet Elementary School	WV	Kanawha County School District
PA000557	Montrose Elementary School	WV	Kanawha County School District
PA000558	Nitro High School	WV	Kanawha County School District
PA000559	Overbrook Elem Sch	WV	Kanawha County School District
PA000560	Pinch Elem Sch	WV	Kanawha County School District
PA000563	Robins Elementary School	WV	Kanawha County School District
PA000564	Ruthlawn Elementary School	WV	Kanawha County School District
PA000690	George Washington High School	WV	Kanawha County School District
PA000737	Ruffner Elementary School	WV	Kanawha County School District
PA000744	Watts Elementary School	WV	Kanawha County School District
PA000745	Lakewood Elementary School	WV	Kanawha County School District
PA000747	Grandview Elementary School	WV	Kanawha County School District
PA000753	Clendenin Elementary School	WV	Kanawha County School District
PA000754	Midland Trail Elementary School	WV	Kanawha County School District
PA000755	Sharon Dawes Elementary	WV	Kanawha County School District
PA000756	Shoals Elementary School	WV	Kanawha County School District
PA000816	Central Elementary School	WV	Kanawha County School District
PA000817	Point Harmony Elementary School	WV	Kanawha County School District
PA000818	Richmond Elementary School	WV	Kanawha County School District
PA000822	Nitro Elementary School	WV	Kanawha County School District
PA000795	Geary Elementary/Middle School	WV	Roane County
PA000796	Spencer Middle School	WV	Roane County
PA000797	Walton Elementary/Middle School	WV	Roane County

SCHEDULE B

LEGACY HOOMROOM.COM CUSTOMERS

FTL Sites converted to Paying Customers

HOMEROOM.COM CONVERTED CUSTOMERS

Site	Invoice #	Inv Date	Amortize Start	Amortize End	State
Central Dauphin SR HS	INV16966	2/13/2006	2/15/2006	6/30/2007	PA

North Lebanon High School	INV17199	3/31/2006	7/1/2006	6/30/2007	PA

Barberton High School	INV17200	3/31/2006	7/1/2006	6/30/2007	OH
Highland Middle School	INV17200	3/31/2006	7/1/2006	6/30/2007	OH
UL Light Middle School	INV17200	3/31/2006	7/1/2006	6/30/2007	OH

SCHEDULE C

POTENTIAL LEGACY HOMEROOM.COM CUSTOMERS

All of the below are located in Illinois

School	Homeroom.com	City
Abingdon High School	Probably	Abingdon
Abingdon Middle School	Maybe	Abingdon
Breese Elementary School	No
Wirth-Parks Middle School	Probably	Cahokia
Calhoun Elementary-Jr. High School	Maybe	Hardin
Carlyle Elementary School	Maybe	Carlyle
Carlyle Junior High School	Probably	Carlyle
DePue High School	Probably	DePue
Dixon High School	Maybe	Dixon
Reagan Middle School	Probably	Dixon
Genoa Elementary School	Maybe	Genoa
Germantown Elementary School	No
Hiawatha Jr. & Sr. High School	No
Big Rock Elementary School	Doubtful	Big Rock
Hinckley Big Rock High School	Doubtful	Hinckley
Hinckley Elementary School	Doubtful	Hinckley
Indian Creek Middle School	No
Shabonna Elementary School	No
Waterman Elementary School	No
Lincoln Junior High School	No
Northwest Elem School	Yes	LaSalle
Leepertown Elementary School	No
Marion High School Extension Center	No
Marion Jr High School	Maybe	Marion
Fulton Junior High School	Maybe	O’ Fallon
Schaefer Middle School	Maybe	O’ Fallon
Opdyke Attendance Center	No	Opdyke
Farmingdale Elementary School	Doubtful	Pleasant Plains
Pleasant Plains Middle School	Probably	Pleasant Plains
Lincoln Elementary School	No
Rochelle Middle School	No
Rochelle Twp High Sch Dist 212	No
Thurgood Marshall Learning Center	No
Bluffs Elementary School	No
Douglas Middle High School	No
Grant Middle School	No
Jefferson Middle School	Yes	Springfield
Ridgely Elementary School	Maybe
Washington MS	No
Virginia Elementary School	No

SCHEDULE 7(b)

Stockholder Pro Rata Share

Stockholder	Pro Rata Share
Tibbar, LLC	64.67%
Tibbar FF, LLC	23.12%
Monitor Clipper Equity Partners, LLC	9.53%
Monitor Clipper Equity Partners (Foreign), LLC	1.80%
Michael Perik	0.88%

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, made as of                          , 20     (this “Agreement”), between [new name of Achievement Technologies, Inc.], a Delaware corporation with its principal place of business at 313 Washington Street, Suite 225, Newton, MA 02458 (“ATI” and “Assignor”) and Houghton Mifflin Company, a Massachusetts corporation with its principal place of business at 222 Berkeley Street, Boston, MA 02116 (“Assignee”). Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings given to them in the Option Agreement referred to below.

WITNESSETH:

WHEREAS, Assignor and Assignee are parties to an Option Agreement, dated as of                          , 2006 by and between Assignor, Assignee, and Tibbar, LLC, Tibbar FF, LLC, Monitor Clipper Equity Partners, L.P., Monitor Clipper Equity Partners (Foreign), L.P., and Michael Perik (the “Option Agreement”);

WHEREAS, Assignee has exercised its Option to under the Option Agreement and has delivered to the Assignee an Option Exercise Notice;

WHEREAS, pursuant to the Option Agreement, Assignee has agreed to assume certain liabilities and obligations of Assignor as are expressly defined as being Assumed Liabilities in Section 4(c) of the Option Agreement; and

WHEREAS, as required by the Option Agreement, Assignor and Assignee desire to execute and deliver this Agreement evidencing the transfer of all of Assignor’s rights, title and interests in, to and under the Contracts and the other Assets to Assignee, and the assumption of the Assumed Liabilities by Assignee.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

Assignment. Effective from and after the date hereof (the “Option Closing Date”), Assignor hereby assigns to Assignee and Assignee hereby accepts the assignment of, all of Assignor’s rights, title and interests in, to and under the Contracts.

Assumption of Liabilities. From and after the Option Closing Date, Assignee hereby assumes, undertakes, and agrees to pay, perform, fulfill and discharge when due the Assumed Liabilities to be assumed by the Assignee as set forth in Section 4(c) of the Option Agreement, including all liabilities arising after the Option Closing Date under the Contracts acquired pursuant to Section 4(a)(ii) of the Option Agreement, but excluding any obligations or liabilities for any breach or default outstanding at the time of the Option Closing Date under any Contract or resulting from any event occurring before the time of the Option Closing Date which, with the giving of notice or the passage of time or both, results in a breach or default.

Option Agreement. The terms of the Option Agreement, including without limitation Assignor’s representations, warranties, covenants, agreements and indemnities contained therein, are incorporated herein by this reference. Assignor acknowledges and agrees that the representations, warranties, covenants, agreements, and indemnities contained in and delivered pursuant to the Option Agreement shall not be superseded by this Agreement but shall remain in full force and effect to the full extent provided therein. In the event that any provision of this Agreement is construed to conflict with a provision in the Option Agreement, the provision in the Option Agreement shall be deemed to be controlling.

Consents to Assignment. Nothing in this Agreement shall be construed as an attempt or agreement to assign (i) any Contract that is non-assignable without the consent of the other party or parties thereto unless such consent shall have been given or (ii) any Contract as to which all the remedies for the enforcement thereof enjoyed by Assignor would not pass to Assignee as an incident of the assignments provided for by this Agreement. In order, however, that the full value of every Contract of the character described in clauses (i) and (ii) of the immediately preceding sentence and all claims and demands on such Contract may be realized, Assignor shall use all commercially reasonable efforts to obtain approval for assignment and, failing that, Assignor shall by itself or by their agents, at the request and under the direction of Assignee, in the name of the Assignor or otherwise as Assignee shall specify, take all action as shall, in the opinion of Assignee, be necessary or proper (x) in order that the rights and obligations of Assignor under such Contract shall be preserved and (y) for, and to facilitate, the collection of the moneys due and payable, and to become due and payable, to Assignee in and under every such Contract, and Assignor shall hold the same for the benefit of and shall pay the same over promptly to Assignee.

Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their respective successors and assigns.

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without giving effect to its principles of conflicts of laws.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date first above written.

[new name of ACHIEVEMENT TECHNOLOGIES, INC.]

By:
Name:
Title:

HOUGHTON MIFFLIN COMPANY

By:
Name:
Title:

EXHIBIT B

BILL OF SALE AND CONVEYANCE

BILL OF SALE AND CONVEYANCE made, executed and delivered on                          , 20    , by [new name of Achievement Technologies, Inc.], a Delaware corporation having its principal place of business at 313 Washington Street, Suite 225, Newton, MA 02458 (the “Assignor”), and Houghton Mifflin Company, a Massachusetts corporation having its principal place of business at 222 Berkeley Street, Boston, MA 02116 (the “Assignee”). Unless otherwise defined here, capitalized terms used in this Agreement shall have the meanings assigned to them in the Option Agreement referred to below.

WITNESSETH:

WHEREAS, Assignor and Assignee are parties to an Option Agreement, dated as of                          , 2006 by and between Assignor, Assignee, and Tibbar, LLC, Tibbar FF, LLC, Monitor Clipper Equity Partners, L.P., Monitor Clipper Equity Partners (Foreign), L.P., and Michael Perik (the “Option Agreement”); and

WHEREAS, Assignee has exercised its Option to under the Option Agreement and has delivered to the Assignee an Option Exercise Notice;

WHEREAS, Assignor and Assignee now desire to carry out the intent and purpose of the Option Agreement by Assignor’s execution and delivery to Assignee of this instrument evidencing the sale, conveyance, assignment, transfer and delivery to Assignee of the Assets, subject to the Assumed Liabilities; provided, that no liabilities other than the Assumed Liabilities shall be assumed pursuant to the Option Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby sell, convey, assign, transfer and deliver unto Assignee and its successors and assigns, forever, all of Assignor’s right, title and interest in, to and under the Assets, subject to the Assumed Liabilities and free and clear of all liens, claims, restrictions, easements, rights of way, security agreements, rights of third parties, options or encumbrances.

TO HAVE AND TO HOLD the Assets unto Assignee, its successors and assigns, FOREVER.

Assignor hereby constitutes and appoints Assignee and its successor and assign as its true and lawful attorney in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of Assignor but on behalf of and for the benefit of Assignee and its successors and assigns, to demand and receive any and all of the assets, properties, rights and business hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of Assignor or otherwise, for the benefit of Assignee or its successors and assigns, proceedings at law, in equity, or otherwise, which Assignee or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the Assets and to do all acts and things in relation to the assets which Assignee or its successors or assigns reasonably deem desirable.

In the event that any provision of this Bill of Sale and Conveyance be construed to conflict with a provision in the Option Agreement, the provision in the Option Agreement shall be deemed to be controlling.

The terms of the Option Agreement, including without limitation Assignor’s representations, warranties, covenants, agreements and indemnities contained therein, are incorporated herein by this reference. Assignor acknowledges and agrees that the representations, warranties, covenants, agreements, and indemnities contained in the Option Agreement shall not be superseded by this Bill of Sale and Conveyance but shall remain in full force and effect to the full extent provided therein.

This instrument shall be binding upon and shall inure to the benefit of the respective successors and assigns of Assignee and Assignor.

This Bill of Sale and Conveyance shall be construed and enforced in accordance with the laws (other than the conflict of law rules) of The Commonwealth of Massachusetts.

This Bill of Sale and Conveyance may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale and Conveyance under seal of Assignee on the date first above written.

[new name of ACHIEVEMENT TECHNOLOGIES, INC. ]

By:
Name:
Title:

EXHIBIT C

CLOSING CERTIFICATE REPRESENTATIONS AND WARRANTIES

All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Option Agreement, dated as of May     , 2006 (the “Agreement”), by and between Achievement Technologies, Inc., a Delaware corporation (the “Company”), and Houghton Mifflin Company, a Massachusetts corporation (“HMCo”).

Except as otherwise disclosed in the Disclosure Schedules accompanying this Closing Certificate:

(i) Corporate Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own or lease its properties and to carry on the Retained Business as presently conducted and to operate the properties of the Retained Business.

(ii) Corporate Authorization; Binding Agreement. The execution and delivery of all of Closing Documents executed and delivered by the Company and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate and other action on the part of the Company. The Closing Documents have been duly executed and delivered by a duly authorized officer of the Company. The Closing Documents constitute the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

(iii) Title To Assets. The Company has good and valid title to all of the Assets, free and clear of any liens, charges, claims or encumbrances.

(iv) Contracts. The Company has delivered to HMCo accurate and complete copies of all contracts pertaining to the Retained Business, including all amendments thereto, and an accurate and complete description of all oral contracts. The Company has complied with all material commitments and obligations pertaining to the Contracts and the Company is not in default under any such material commitment or obligation nor has it received any written notice of default thereunder. To the knowledge of the Company, no other party to any Contract is in default thereunder. Each of the Contracts is the legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto. Each of the Contracts is in full force and effect. No event or circumstance has occurred which (i) constitutes, or after notice or lapse of time or both would constitute, a material violation or default thereunder on the part of the Company, or to the knowledge of the Company, of any other party thereto, (ii) would result in a right to accelerate, or in a loss of, material rights under any such Contract or (iii) would accelerate the timing or vesting or any compensation, benefits or other payment.

(v) Sufficiency of Assets. The Company has delivered to HMCo the Assets free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges,

covenants, easements, restrictions, encroachments, leases, encumbrances or other title exceptions or matters of any nature on or against the title to the property, asset, or rights. As of the Option Closing Date, the Assets, together with the assets acquired pursuant to the Purchase Agreement, are sufficient for the continued conduct of the Retained Business in substantially the same manner as conducted immediately prior to the Closing.

(vi) Financial Statements. The Company has delivered to HMCO (i) the unaudited balance sheet of the Company dated December 31, 2006 and the unaudited balance sheet of the Company dated March 31, 2007; (ii) the unaudited statements of income, retained earnings and cash flows for the year ending December 31, 2006 and the unaudited statements of income, retained earnings and cash flows for the three month period ended March 31, 2007. The financial statements fairly represent in all material respects the financial condition and results of operations of the Company as of and for the periods indicated, and have been prepared from and in accordance with the books and records of the Company in accordance with generally accepted accounting principles consistently applied except for the absence of footnote disclosure as required by generally accepted accounting principles in the United States as in effect and subject to changes resulting from normal year-end audit adjustments.

(vii) No Conflicts. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of the Company, (ii) result in any conflict with, breach of, or default (or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit) under or require any consent or approval which has not been, or prior to Closing will not be, obtained or waived with respect to any Contract or (iii) violate any order, law, rule or regulation applicable to the Company, or by which it or its properties or assets may be bound.

(viii) Litigation. There are no claims, actions, suits, proceedings or investigations, pending or, to the knowledge of the Company threatened, against or affecting the Company and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received.

(ix) Conformity with Law. The Company is not in default under or in violation of any applicable law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it. The Company has conducted the Retained Business in substantial compliance with all applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing that would have a material adverse effect on the business, operations, assets, properties, condition or prospects, financial or otherwise, of the Retained Business. Neither the Company, nor any director, officer, agent or employee of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(x) Undisclosed Liabilities and Obligations. Except as otherwise set forth in Schedule [        ], the Company is not aware that, since December 31, 2006, it has incurred any material liability of any nature whatsoever, whether absolute, accrued, contingent, determined, determinable or otherwise nor has there occurred any condition, situation or set of circumstances that would reasonably be expected to result in such a material liability, in each case other than liabilities in usual amounts incurred in the ordinary course of the business, consistent with past practices, of the Company, or reflected in the Financial Statements.

(xi) Taxes. Except as set forth in Schedule [        ], (1) the Company has filed on a timely basis with the appropriate authorities all returns, amended returns, declarations, reports, estimates, statements regarding Taxes, and information returns which are or were filed or required to be filed under applicable law, whether on a consolidated, combined, unitary or individual basis (the “Tax Returns”) regarding any federal, state, local, foreign, or other tax, fee, levy, assessment or other governmental charge, including without limitation, any income, franchise gross receipts, property, sales, use services, value added, withholding, social security estimated, accumulated earnings, alternative or add-on minimum, transfer, license, privilege, payroll, profits, capital stock, employment, unemployment, excise, severance, stamp, occupancy, customs or occupation tax, and any interest, additions to tax and penalties in connection therewith (together, the “Taxes”), (2) the Tax Returns referred to in (1) are true and complete in all material respects, (3) the Company has paid in full on a timely basis to the appropriate Taxing authorities all Taxes required to have been paid by the Company, and (4) the Company has timely and properly withheld and paid all Taxes or other amounts required to have been withheld and paid by the Company and timely and properly complied in all material respects with all document retention and Tax Return filing requirements in connection therewith.

(xii) Employees.

(a) Schedule [        ] attached hereto lists all written employment or severance contracts, agreements, commitments, undertakings, arrangements or understandings (“Contractual Obligation”), with any employee employed by the Company in connection with the conduct of the Retained Business other than Excluded Contracts. There are no collective bargaining agreements or other labor Contractual Obligations relating to employees employed by the Company in connection with the conduct of the Retained Business. Schedule [        ] sets forth the name, title, date of hire and the wage or salary, commission and bonus formula and other payments (or hourly wage, as the case may be) in respect of each of the individuals employed by the Company in connection with the Retained Business since December 31, 2005. Schedule [        ] lists confidentiality and non-competition agreements signed by employees or consultants and currently in effect.

(b) The Company is in compliance in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment, unlawful discrimination, and wages and hours with respect to the Retained Business. The Company has not engaged, and is not now engaging, in any unfair labor practice or other unlawful employment practice with respect to the Retained Business. The Company does not have any knowledge of any unfair labor practice or unfair employment practice complaints made or threatened against the Company with any governmental or regulatory agency with respect to the Retained Business. The Company has not received any actual written notice reflecting an intention or threat to file any such complaint with respect to the Retained Business. The Company does not have any knowledge of any pending or threatened claims arising out of any Law relating to discrimination with respect to employees or employment practices with respect to the Retained Business. There is no strike, work stoppage or labor disturbance pending or to the knowledge of the Company threatened against or involving the Company with respect to the Retained Business.

(xiii) Intellectual Property.

(a) Noninfringement. Except as disclosed on Schedule [        ], since May [            ], 2006, neither the Company nor any predecessor has (i) to the Company’s knowledge, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties or (ii) received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that a Person must license or refrain from using any Intellectual Property of any third party in connection with the Business or the use of the Company Technology). Except as disclosed on Schedule [        ], the Company has not agreed and does not have a Contract to indemnify any Person for or against any interference, infringement, misappropriation of third party Intellectual Property rights.

(b) Scheduled Intellectual Property. Other than as set fort on Schedule [        ], there are no patents, patent applications, registered copyrights, registered trademarks, and applications for trademark registrations, which have been applied for or issued to the Company. Each such item is valid and subsisting. Schedule [        ] also identifies each trade name and unregistered trademark or service mark used by the Company or in connection with the Business.

(c) Privacy and Security. The Company’s use and dissemination of any and all data and information concerning consumers of its products or users of any web sites operated by the Company is in compliance in all material respects with all applicable privacy policies, terms of use, and Laws. To the knowledge of the Company, there have been no security breaches relating to, violations of any security policy regarding or any unauthorized access of any data used in the business of Company. The transactions contemplated to be consummated hereunder as of the Closing will not violate any privacy policy, terms of use, or Laws relating to the use, dissemination, or transfer of such data or information.

(xiv) Affiliate Transactions. Except as set forth in Schedule [        ] hereto, the Company is not a party to or bound by any Contractual Obligations, commitment or understanding with any of the officers, directors or stockholders of the Company or any of their affiliates or, to the knowledge of the Company, any member of their family and none of the stockholders, directors or officers of the Company or any of their affiliates or, to the knowledge of the Company, members of their family owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used in the Business.